UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2008

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150

Richmond, VA 23235

(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 7, 2008, Colfax Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) relating to the sale of 21,562,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), in the Company’s initial public offering of its Common Stock (the “IPO”) pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-148486) (the “Registration Statement”). Of the 21,562,500 shares being sold in the offering, 11,852,232 shares are being sold by the Company and 9,710,268 shares are being sold by selling stockholders identified in the Registration Statement. Pursuant to the terms of the Purchase Agreement, the closing of the sale of the shares occurred on May 13, 2008 at a purchase price per share paid to the Company of $16.785 (the offering price to the public of $18.00 per share minus the underwriting discount). The sale of the shares included the exercise in full of the underwriters’ option to purchase up to an additional 2,812,500 shares from the company at the initial public offering price to cover over-allotments. The Purchase Agreement includes certain customary representations, warranties and covenants by the Company, and it provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make because of any of those liabilities.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Credit Facility

On May 13, 2008, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company identified therein, the agents identified therein and the lenders identified therein.

Under the Credit Agreement, the Company received a $100.0 million loan pursuant to a term facility (the “Term Loan”) supplemented by an additional $150.0 million revolving credit facility (the “Revolver”). The $150.0 million Revolver contains a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility, and a Euro sub-facility for which the Company’s German subsidiary may borrow up to €115.0 million. Both the Term Loan and the Revolver will initially bear interest at either LIBOR plus 2.50% or at the “base rate” (defined as the higher of the Bank of America prime rate or the Federal Funds rate plus 0.50%) plus 1.50%. Thereafter, interest rate margins for the Term Loan and Revolver will be calculated based on the Company’s consolidated leverage ratio. Each swingline loan denominated in dollars will bear interest at the base rate plus the interest rate margin calculated for the credit facility and swingline loans denominated in Euros will bear interest at EURIBOR plus the interest rate margin calculated for the credit facility. Borrowings under the Euro sub-facility will bear interest at LIBOR plus the interest rate margin calculated for the credit facility. The Term Loan and the Revolver will bear interest, upon the Company’s election with the exception of Euro borrowings which will bear interest at LIBOR plus the interest rate margin calculated for the credit facility, at either the base rate or LIBOR plus the interest rate margin calculated for the credit facility.

The Credit Agreement is secured by substantially all of the Company’s, its U.S. subsidiaries’ and its German subsidiaries’ assets including accounts receivable, deposit accounts, intellectual property, investment property, inventory, equipment and real estate. The Company has agreed to pledge certain assets of its Swedish subsidiary after closing in accordance with the terms of the Credit Agreement. The Credit Agreement contains customary covenants limiting the Company’s ability to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase Company stock, enter into transactions with affiliates, make investments, merge or consolidate with others or dispose of assets. In addition, the Credit Agreement contains financial covenants requiring the Company to maintain a total leverage ratio of not more than 3.25 to 1.0 and a fixed charge coverage ratio of not less than 1.50 to 1.0. If the Company does not comply with the various covenants under the Credit Agreement and related agreements, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding under the Term Loan and Revolver and foreclose on the collateral.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to full text of the Credit Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On May 13, 2008, in connection with the Company’s entering into the Credit Agreement described under Item 1.01, the Company terminated its Credit Agreement (the “Terminated Credit Facility”), dated as of May 30, 2003, among the Company, certain subsidiaries of the Company identified therein, the agents identified therein and the lenders identified therein, as amended, following the payment in full of all outstanding indebtedness under the Terminated Credit Facility. As described under the caption “Use of Proceeds” in the Prospectus filed by the Company pursuant to Rule 424(b)(4) on May 8, 2008 forming a part of the Registration Statement (the “Prospectus”), the Company used approximately $115.3 million of the proceeds from the IPO to repay outstanding indebtedness under the Terminated Credit Facility. There were no material early termination penalties incurred as a result of the termination of the Terminated Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 under the heading “Credit Facility” is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On May 13, 2008, the Company issued 9,710,268 shares of its Common Stock upon the conversion of all outstanding shares of its Preferred Stock. Pursuant to its terms, the Preferred Stock converted automatically into shares of Common Stock at the closing of the IPO and all shares of Common Stock received upon such conversion were sold in the offering by the selling stockholders as described in the Prospectus. The Company relied on the exemption from registration under the Securities Act of 1933 afforded by Section 3(a)(9) thereof for the issuance of shares of Common Stock upon the conversion of the Preferred Stock.

In addition, on May 13, 2008, the Company issued 133,681 shares of its Common Stock to certain former employees of the Company pursuant to previously adopted executive compensation plans. These plans as described in detail under the caption “Management—Compensation Discussion and Analysis” in the Prospectus. The Company relied on the exemption from registration under the Securities Act of 1933 afforded by Section 4(2) thereof for the issuance of shares of Common Stock to the former employees.

Item 3.03.	Material Modification to Rights of Security Holders.

As described under Item 1.01 under the heading “Credit Facility,” the Credit Agreement contains customary covenants, including a covenant limiting the Company’s ability to pay cash dividends and to repurchase or otherwise acquire shares of its capital stock with cash. The Credit Agreement provides that the Company may not declare and pay cash dividends or repurchase or otherwise acquire shares of its capital stock with cash in any fiscal year in excess of $10.0 million in the aggregate.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on May 7, 2008, the following directors were appointed to the board of directors of the Company:

•	Patrick W. Allender

•	C. Scott Brannan

•	Joseph O. Bunting, III

•	Thomas S. Gayner

•	Clay Kiefaber

•	Rajiv Vinnakota

There are no arrangements or understandings between any of the appointed directors and any other persons pursuant to which they were selected as a director.

The Company historically has paid a quarterly management fee of $250,000 to Colfax Towers, Inc., an entity that is wholly owned by two of our principal stockholders, Mitchell Rales and Steven Rales. Joseph Bunting, formerly a Vice President and currently a director of the Company, serves as an officer of Colfax Towers. Payment of this management fee has been discontinued.

Other than the transaction listed above, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Messrs. Allender, Brannan and Gayner have been appointed to the audit committee of the board of directors. The Company’s board of directors has determined that C. Scott Brannan qualifies as an “audit committee financial expert,” as that term is defined under the Commission’s rules. Messrs. Gayner, Kiefaber and Vinnakota have been appointed to the compensation committee of the board of directors. Messrs. Allender, Brannan and Vinnakota have been appointed to the nominating and corporate governance committee of the board of directors.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 13, 2008, in connection with the closing of the IPO, the Company filed an Amended and Restated Certificate of Incorporation (the “Restated Charter”) with the Secretary of State of the State of Delaware. The Restated Charter amended and restated the Company’s existing certificate of incorporation in its entirety and became effective in connection with the closing of the IPO. Upon the effectiveness of the Restated Charter, the Amended and Restated Bylaws of the Company (the “Restated Bylaws”) became effective, which amended and restated the Company’s existing bylaws in their entirety.

A summary of the Restated Charter and the Restated Bylaws is described under the caption “Description of Capital Stock” in the Prospectus in connection with the Company’s Registration Statement, which summary is incorporated in this Form 8-K by reference.

The foregoing descriptions of the Restated Charter and the Restated Bylaws do not purport to be complete and are qualified in their entirety by reference to the full text of the Restated Charter and the Restated Bylaws, which are attached as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement dated May 7, 2008, among the Company and the underwriters named therein.

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

10.1	Credit Agreement, dated May 13, 2008, by and among the Company, certain subsidiaries of the Company identified therein and the lenders identified therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: May 13, 2008	By:	/s/ JOHN A. YOUNG
	Name:	John A. Young
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement dated May 7, 2008, among the Company and the underwriters named therein

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

10.1	Credit Agreement, dated May 13, 2008, by and among the Company, certain subsidiaries of the Company identified therein and the lenders identified therein.

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